June 2007	Pricing Sheet dated June 29, 2007
Relating to Preliminary Terms No. 312 dated June 15, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Buffered PLUS based on the StyleSelectSM Index on MSCI Europe due July 9, 2010
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS
Issuer:		Morgan Stanley
Maturity date:		July 9, 2010
Underlying index:		StyleSelect Index on MSCI Europe (the “StyleSelect Europe Index”)
Aggregate principal amount:		$7,048,000
Payment at maturity:
¡  If the ending index level is greater than the initial index level,
$1,000 + ($1,000 x upside leverage factor x index return), subject to the maximum total return.
¡  If the ending index level is less than or equal to the initial index level, but has declined by an amount less than or equal to the buffer amount, the stated principal amount.
¡  If the ending index level has declined from the initial index level by an amount greater than the buffer amount,
$1,000 + [$1,000 x (index return + buffer amount) x downside factor]
This amount will be less than the stated principal amount of $1,000.

Index return:		The index return will be calculated as follows: (ending index level – initial index level) / initial index level
Initial index level:		2,273.48, the index closing level of the StyleSelect Europe Index on July 2, 2007, the index business day immediately following the pricing date.
Ending index level:		The index closing level on the observation date.
Observation date:
July 6, 2010 (3 index business days prior to the maturity date), subject to adjustment for market disruption events occurring with respect to either the StyleSelect Europe Index or the MSCI Europe Index.

Upside leverage factor:		2
Maximum total return:		39.5% on the stated principal amount.
Maximum payment at maturity:		$1,395.
Buffer amount:		15%
Downside factor:		1.1765
Stated principal amount:		$1,000 per Buffered PLUS
Issue price:		$1,000 per Buffered PLUS
Pricing date:		June 29, 2007
Original issue date:		July 9, 2007 (5 business days after the pricing date)
CUSIP:		617446K73
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
	Per Buffered PLUS	$1,000	$2.50	$997.50
	Total	$7,048,000	$17,620	$7,030,380
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for leveraged index-linked securities.
(2)
If you continue to hold to your securities, we will pay the brokerage firm through which you hold your securities additional commissions on a quarterly basis beginning in September 2007.  For additional information, see “Issue Price” in the accompanying preliminary terms for further details.

“StyleSelect IndexSM on MSCI Europe” and “MSCI Europe Index” are service marks of Morgan Stanley Capital International Inc., which we refer to as MSCI, and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the Buffered PLUS.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Terms No. 312 dated June 15, 2007
Prospectus Supplement for Leveraged Index-Linked Securities dated December 7, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.